EXHIBIT 10.43

[LETTERHEAD OF SEARS HOLDINGS]

June 2, 2011

Ms. Leena Munjal

Dear Leena,
We are pleased to extend to you our offer of a promotion to Divisional Vice President, Chief of Staff – Office of the Chairman. Your new position and compensation package will be effective May 1, 2011, subject to the contingency referred to below.

The key elements of your compensation package are as follows:

•	Annual base salary at a rate of $205,000.

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Your annual incentive opportunity will increase to 35% of your base salary under Sears Holdings Annual Incentive Plan (“AIP”). Any incentive payable under the 2011 AIP will be prorated from January 30, 2011 through April 30, 2011 at a target of 30% of your then current base salary of $190,000 and from May 1, 2011 through January 28, 2012, the last day of Sears Holdings 2011 fiscal year, a target of 35% of your new base salary of $205,000. Any annual incentive payable with respect to a fiscal year will be paid by April 15th of the following fiscal year, provided that you are actively employed at the payment date.

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Sears Holdings Corporation has historically provided annual Long-Term Incentive Program (“LTIP”) awards to its executives, with performance cycles of three years and award amounts established as a percentage of base salary. Your participation in the 2011 LTIP will be determined at the same time and in the same manner as other similarly positioned executives of the company.

The table below summarizes the changes in your compensation:

	Title	Base Salary	Annual Target Incentive	Target Total Cash
Current	Director, Chief of Staff – Office of the Chairman	$190,000	30%	$247,000
New	DVP, Chief of Staff – Office of the Chairman	$205,000	35%	$276,750
Increase		7.9%		12.0%

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You will be required to sign a DVP Executive Severance Agreement (“Agreement”). If your employment with SHC is terminated by SHC other than for Cause, death or Disability or by you for Good Reason (as such capitalized terms are defined in the Executive Severance Agreement), you will receive four (4) months of salary continuation, equal to your base salary at the time of termination, subject to mitigation. Under this Agreement, you agree, among other things, not to disclose confidential information and for twelve (12) months following termination of employment not to solicit employees.  You also agree not to aid, assist or render services for any “Sears Competitor” or “Sears Vendor” (as such terms are defined in the Agreement) for six (6) months following termination of employment. The non-disclosure, non-solicitation, non-compete and non-affiliation provisions apply regardless of whether you are eligible for severance benefits under this agreement. This promotion is conditioned upon you signing this Agreement.

Leena Munjal
June 2, 2011

Leena, we are excited about the important contributions you will make to the company in your new position as a member of the Executive Leadership Team.

This offer will expire if not accepted within one week from the date of this letter. To accept, sign below and return this letter along with your signed Executive Severance Agreement to my attention / your manager.

Sincerely,

/s/ J. David Works

J. David Works

Accepted:
/s/ Leena Munjal                  6 / 6 / 11
Leena Munjal                 Date

[LETTERHEAD OF SEARS HOLDINGS]

October 17, 2012

Ms. Leena Munjal

Dear Leena,

Congratulations on your promotion to Senior Vice President, Customer Experience and Integrated Retail. We are pleased to provide you with the following changes in your compensation package. The promotion and compensation changes are effective (retroactive) to October 1, 2012, subject to approval by the Compensation Committee of the Sears Holdings Corporation Board of Directors, and to the contingency listed below.

•	Annual base salary at a rate of $375,000.

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You will be eligible to receive a special cash retention bonus of $300,000 (gross). This special retention bonus will be scheduled to vest on a graded basis, with one-third of the bonus vesting and becoming payable as soon as administratively possible following each of the first three (3) anniversaries of the effective date (October 1, 2012), provided you are actively employed on the applicable payment date.

•
You will be required to sign a new Executive Severance Agreement (“Agreement”).  If your employment with SHC is terminated by SHC other than for Cause, death or Disability or by you for Good Reason (as such capitalized terms are defined in the Agreement), you will receive twelve (12) months of salary continuation, equal to your base salary at the time of termination, subject to mitigation. Under this Agreement, you agree, among other things, not to disclose confidential information and for twelve (12) months following termination of employment not to solicit employees.  You also agree not to aid, assist or render services for any “Sears Competitor” or “Sears Vendor” (as such terms are defined in the Agreement) for twelve (12) months following termination of employment. The non-disclosure, non-solicitation, non-compete and non-affiliation provisions apply regardless of whether you are eligible for severance benefits under this Agreement. Please note that upon execution, this Agreement will supersede all previous severance agreements between you and SHC. The promotion and increase in annual base pay are conditioned upon you signing this Agreement.

•	The remainder of your current compensation package will remain unchanged.

Leena, we are excited about the important contributions you will continue to make to the company as a member of the Executive Leadership Team. I look forward to your acceptance of our offer. If you need additional information or clarification, please call.

To accept, sign below and return this letter along with your signed Executive Severance Agreement to your manager.

Sincerely,

/s/ Dean Carter

Dean Carter

Accepted:
/s/ Leena Munjal                  10 / 29 / 12
Leena Munjal                Date

[LETTERHEAD OF SEARS HOLDINGS]

May 5, 2015

Leena Munjal
Senior Vice President, Customer Experience and Integrated Retail

Dear Leena,

Subject to the approval by the Compensation Committee of Sears Holdings Board of Directors, we are pleased to offer you the following changes to your compensation arrangement:

•	An increase to your annual base salary to $600,000, effective May 1, 2015.

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A grant of restricted stock units valued at $500,000 under the Sears Holdings Corporation 2013 Stock Plan, which units represent a right to receive a payment in cash or shares based on the fair market value of the units granted, subject to the terms of the 2013 Stock Plan and restricted stock unit award agreement. The number of restricted stock units granted will be determined using the market closing price of Sears Holdings shares on the grant date (rounded to the nearest whole unit). The grant date will be the first business day of the month following the later of (a) the date upon which we receive both your signed acceptance of this offer (sign and date below) or (b) the approval of the Compensation Committee of this proposed grant. The restricted stock units granted will be scheduled to vest on a graded basis, with one-third of the units granted vesting on each of the next three (3) anniversaries of the grant date.

Leena, we are excited about your past and anticipated future contributions to the company as a member of the Executive Leadership Team.

Sincerely,

/s/ Paula Frey

Paula Frey

Acknowledged and Accepted:

/s/ Leena Munjal                  5 / 6 / 15
Leena Munjal                Date